Exhibit 99.2

Investor Contact:	Michael E. Conley	(972) 443-6557
Media Contact:	Lars E. Rosene	(469) 420-3264

FOR IMMEDIATE RELEASE

Flowserve Begins Refinancing Initiative

DALLAS — July 18, 2005 — Flowserve Corp. (NYSE: FLS) today announced it is commencing a major refinancing effort and has entered into a commitment agreement letter with Bank of America and Merrill Lynch & Co. to borrow up to $1 billion, consisting of up to $400 million of a revolving credit facility and up to $600 million of term debt. This refinancing commitment for the full amount is subject to customary conditions, and the refinancing has an expected closing date in mid-August.

The company plans to use the proceeds from the borrowing, assuming completion, to refinance at a lower blended interest rate its existing Terms A and C debt, its existing revolving credit facility and its outstanding 12.25% Senior Subordinated Notes.

“These actions clearly demonstrate our continuing focus to lower our debt cost and to enhance the flexibility of our capital structure,” said Chief Financial Officer Mark A. Blinn. “In our view, this refinancing shows our continuing strong relationship with our credit providers.”

Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future financial and market conditions, operations and results. In some cases forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “forecast,” “plans,” “projects,” “seeks,” “anticipate,” “believe,” “estimate,” “predicts,” “potential,” “continue,” “intends,” or other comparable terminology. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: changes in the financial markets and the availability of capital; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq and its potential impact on Middle Eastern markets and global petroleum producers; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in areas inside and outside the U.S.; unanticipated difficulties or costs associated with the implementation of systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning the company’s combined operations with acquired companies; the company’s ability to meet the financial covenants and other requirements in its financing agreements; further repercussions from the terrorist attacks of Sept. 11, 2001, the threat of future attacks and the response of the U.S. to those attacks; technological developments in the company’s products as compared with those of its competitors; changes in prevailing interest rates and the effective interest costs that the company bears; adverse changes in the regulatory climate and other legal obligations imposed upon the company; delays in meeting the deadline for the report of management and the independent auditor on the company’s internal controls over financial reporting and related certification; the possibility of continuing delays in filing its periodic public reports; the possibility of adverse consequences of governmental tax audits of company tax returns, including a pending IRS audit of the company’s U.S. tax returns for the years 1999-2001; and the company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues with profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends. Flowserve undertakes no obligation to, but may choose to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

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